EXHIBIT 21

   SUBSIDIARIES

   The following lists all significant subsidiaries and affiliates of A. O. Smith Corporation. Certain direct and indirect subsidiaries of A. O. Smith Corporation have been omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary.

                                                     Jurisdiction in Which
   Name of Subsidiary                                Incorporated
   AOS Holding Company                               Delaware
   A. O. Smith Harvestore Products, Inc.             Delaware
   A. O. Smith International Corporation
   also d/b/a A. O. Smith Automotive Products
    Group-Japan                                      Delaware
   Smith Fiberglass Products Inc.                    Delaware

   Peabody TecTank, Inc.                             Missouri

   A. O. Smith Export, Ltd.                          Barbados

   Claymore Insurance Company, Ltd.                  Bermuda

   A. O. Smith do Brasil Industria E Comercio LTDA.  Brazil

   A. O. Smith Enterprises Ltd.
     also d/b/a A. O. Smith Automotive Products
     Company-Canada                                  Canada

   A. O. Smith L'eau Chaude S.a.r.l.                 France

   A. O. Smith Electric Motors (Ireland) Ltd.        Ireland
        A. O. Smith Holding (Ireland) Ltd.           Ireland

   Metalsa, S.A.                                     Mexico
   Motores Electricos de Juarez, S.A. de C.V.        Mexico
   Motores Electricos de Monterrey, S.A. de C.V.     Mexico
   Productos de Agua, S.A. de C.V.                   Mexico
   Productos Electricos Aplicados, S.A. de C.V.      Mexico

   A. O. Smith Water Products Company B.V.           The Netherlands

   Changchun A. O. Smith Golden Ring
     Automotive Products Company Ltd.                China
   Harbin A. O. Smith Fiberglass Products
     Company Limited (HSF)                           China
   Nanjing A. O. Smith Water Heater Co. Ltd.         China